8 December 2004

Warner Chilcott plc

Disclosure of Interest in Shares

According to Section 199 Company Act 1985, Warner Chilcott plc (the "Company") has received notification from CIC Bank CIAL that their interest in the nominal value of the shares of the Company is as follows:
Number of the share capital held by CIC Bank CIAL on 02/12/2004:	8 048 020

Total number of the share capital in Warner Chilcott plc:	187 460 819

Percentage of the share capital held by CIC Bank CIAL on 02/12/2004:	4.29%

CIC Bank CIAL confirmed to the Company that CIC Bank CIAL acts for its on account and does not hold any Section 204 agreement or arrangement relating to the exercise of any voting rights applying to these shares.